Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012 (except Note 14 which is dated April 23, 2012, except for the stock-split in Note 14 which is dated May 8, 2012) with respect to the consolidated financial statements of LINC Logistics Company contained in Amendment No. 15 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 15 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Southfield, Michigan

May 9, 2012